PRESS RELEASE                                Contact:  Carrizo Oil & Gas, Inc.
            B. Allen Connell, Director of Investor Relations
            Paul F. Boling, Chief Financial Officer
            (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS INCLUDING RECORD REVENUES AND EBITDA

HOUSTON, November 4, 2005 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the third quarter of 2005, which included the following highlights:

Third Quarter 2005 Results --

The third quarter 2005 results included the following highlights:

•	Production of 2.18 Bcfe.

•	Record quarterly revenue of $17.6 million.

•	Net Income of $0.6 million, or $4.7 million before non-cash charges, noted below.

•	Record EBITDA, as defined below, of $13.3 million.

Revenues for the three months ended September 30, 2005 increased 43 percent to $17.6 million as compared to $12.3 million during the quarter ended September 30, 2004. The increase in revenues was driven by higher natural gas production and higher prevailing oil and natural gas prices. Production volumes during the three months ended September 30, 2005 increased seven percent to 2.18 Bcfe as compared to 2.04 Bcfe during the third quarter of 2004. Carrizo’s average oil sales price increased 44 percent to $62.84 per barrel from $43.57 per barrel during the third quarter of 2004, while the average natural gas sales price increased 35 percent to $7.65 per Mcf from $5.69 per Mcf in the third quarter of 2004. The above prices include the effect of hedging activities.

After dividends and accretion of discount on preferred stock, and before exclusion of certain non-cash after-tax charges, the Company reported net income available to common shares (“Net Income”) of $0.6 million, or $0.02 and $0.02 per basic and diluted share, respectively, for the three months ended September 30, 2005, as compared to $3.4 million, or $0.15 and $0.15 per basic and diluted share, respectively, for the same quarter during 2004. For the quarter ended September 30, 2005, Net Income was $4.7 million, or $0.19 and $0.19 per basic and diluted share, respectively, excluding $4.1 million for the non-cash after-tax charges attributable to (1) stock option compensation expense ($1.2 million - related to employee stock options repriced in 2000), (2) loss on the early extinguishment of long-term debt ($2.4 million - related to unamortized debt issuance cost and discount on debt retired in the Company’s July 2005 debt refinancing) and (3) equity in the loss of Pinnacle Gas Resources, Inc. (“Pinnacle”) ($0.4 million - comprised of $0.1 million net income from operations offset by $0.5 million for dividends on preferred stock).

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the third quarter of 2005 was $13.3 million, or $0.55 and $0.53 per basic and diluted share, respectively, as compared to $9.4 million, or $0.43 and $0.41 per basic and diluted share, respectively, during the third quarter of 2004.

Oil and gas operating expenses, excluding production taxes, decreased to $1.3 million during the three months ended September 30, 2005 as compared to $1.4 million for the third quarter of 2004.

Production taxes increased to $0.9 million during the three months ended September 30, 2005 as compared to $0.8 million for the third quarter of 2004 due to higher oil and natural gas sales.

Depreciation, depletion and amortization expenses (“DD&A”) were $4.7 million during the three months ended September 30, 2005 as compared to $3.7 million during the third quarter of 2004. The increase in DD&A expense was due to (1) an increase in the DD&A rate primarily due to additions to the proved property cost base and (2) an increase in the production volumes.

General and administrative expenses (“G&A”) increased to $1.9 million during the three months ended September 30, 2005 from $1.3 million during the same quarter of 2004. The increase in G&A was due primarily to higher salary (due to salary raises and increased headcount) and incentive compensation costs.

Non-cash stock based compensation expense was $1.9 million for the three months ended September 30, 2005 as compared to a $0.1 million benefit during the third quarter of 2004. These amounts represent primarily the change in value of employee stock options that were repriced in 2000.

Loss on early extinguishment of long-term debt was a non-cash charge of $3.7 million (or $2.4 million after tax) for the three months ended September 30, 2005, primarily attributable to the unamortized debt issuance cost and discount on the long-term debt retired in the Company’s July 2005 debt refinancing.

Other income and expense for the three months ended September 30, 2005 was a net expense of $0.5 million attributable primarily to the non-cash equity in the loss of Pinnacle of $0.4 million (both before and after tax). Other income and expense for the three months ended September 30, 2004 was a net benefit of $0.3 million, directly attributable to the non-cash $0.2 million loss in the equity of Pinnacle (both before and after tax) and (2) the sale of our Enron claim for a gain of $0.5 million, which was fully reserved for in prior years. Net losses are expected in this early phase of Pinnacle’s development of its coalbed methane play, initiated in the second half of 2003.

Interest income was $0.4 million for the three months ended September 30, 2005 as compared to an inconsequential amount in the third quarter of 2004. The increase is attributable to the significant increase in our cash balance following the recent debt refinancing.

Interest expense, net of amounts capitalized, was $1.8 million for the three months ended September 30, 2005 compared to $0.1 million for the three months ended September 30, 2004. The increase is attributable to the significant increase in our long-term debt in connection with the Company’s July 2005 debt refinancing, partially offset by higher capitalized interest. The interest expense, net of capitalized interest, had been inconsequential in periods prior to the fourth quarter of 2004 because the interest expense that is capitalizable (“capitalizable interest”) under GAAP has typically been equal to or greater than the gross interest expense (i.e. interest expense before capitalization of interest expense) in each period. Starting in the fourth quarter of 2004, the gross interest expense exceeded the capitalizable interest by an amount proportionate to the outstanding debt in excess of the Company’s unproved property balance.

Results for the Nine Months Ended September 30, 2005 --

The results for the nine months ended September 30, 2005 include the following highlights:

•	Record Production of 6.9 Bcfe.

•	Record revenues of $49.4 million.

•	Net income of $6.8 million, or $12.1 million before non-cash charges, noted below.

•	Record EBITDA, as defined below, of $35.8 million.

Revenues for the nine months ended September 30, 2005 increased 41 percent to $49.4 million from $35.1 million during the nine months ended September 30, 2004. The increase in revenues was driven by higher prevailing oil and natural gas prices and higher production. Production volumes during the nine months ended September 30, 2005 increased 17 percent to 6.9 Bcfe as compared to 5.9 Bcfe during the first nine months of 2004. Carrizo’s average oil sales price increased 50 percent to $55.79 per barrel from $37.14 per barrel during the first nine months of 2004, while the average natural gas sales price increased 15 percent to $6.78 per Mcf from $5.89 per Mcf in the first nine months of 2004. The above prices include the effect of hedging activities.

The Company reported Net Income of $6.8 million, or $0.29 and $0.28 per basic and diluted share, respectively, for the nine months ended September 30, 2005, as compared to $7.4 million, or $0.38 and $0.34 per basic and diluted share, respectively, for the same period during 2004. For the nine months ended September 30, 2005, Net Income was $12.1 million, or $0.52 and $0.50 per basic and diluted share, respectively, excluding $5.3 million for the non-cash after-tax items of (1) stock option compensation expense ($1.9 million - related to employee stock options repriced in 2000) (2) loss on the early extinguishment of long-term debt ($2.4 million - related to unamortized debt issuance cost and discount on debt retired in our recent debt refinancing) and (3) equity in the loss of Pinnacle ($1.0 million - comprised of $0.3 million net income from operations offset by $1.3 million for dividends on preferred stock).

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the first nine months of 2005 was $35.8 million, or $1.53 and $1.48 per basic and diluted share, respectively, as compared to $24.7 million, or $1.28 and $1.15 per basic and diluted share, respectively, during the first nine months of 2004.

Oil and gas operating expenses, excluding production taxes, increased to $4.2 million during the nine months ended September 30, 2005 as compared to $3.7 million in the first nine months of 2004. The increase was primarily the result of the addition of new wells (including a number of Barnett Shale wells).

Production taxes increased to $2.9 million during the nine months ended September 30, 2005 as compared to $2.2 million for the third quarter of 2004. The increase is attributable to significantly higher oil and gas revenues.

Depreciation, depletion and amortization expenses (“DD&A”) were $14.4 million during the nine months ended September 30, 2005 as compared to $10.6 million during the first nine months of 2004. The increase in DD&A expense was due (1) to an increase in the DD&A rate primarily due to additions to the proved property cost base and (2) in part to increased production volumes.

General and administrative expenses (“G&A”) increased to $6.2 million during the nine months ended September 30, 2005 from $5.1 million during the same period of 2004. The increase in G&A was due primarily to higher salary (due to increased headcount and annual raises) and incentive compensation costs.

Non-cash stock based compensation expense was $2.9 million ($1.9 million after tax) for the nine months ended September 30, 2005 as compared to $0.6 million ($0.4 million after tax) for the first nine months of 2004.

Loss on early extinguishment of long-term debt was a non-cash charge of $3.7 million (or $2.4 million after tax) for the nine months ended September 30, 2005, primarily attributable to the unamortized debt issuance cost and discount on the long-term debt retired in the Company’s July 2005 debt refinancing.

Other income and expense for the nine months ended September 30, 2005 was a net expense of $1.3 million primarily attributable to (1) the non-cash equity in the loss of Pinnacle of $1.0 million (both before and after tax) and (2) a $0.2 million loss in connection with excess plugging and abandonment costs. Other income and expense for the first nine months of 2004 was a net expense of $0.3 million, directly attributable to the $0.8 million non-cash equity in the loss of Pinnacle (both before and after tax) and (2) the sale of our Enron claim for a gain of $0.5 million, which was fully reserved for in prior years.

Interest income was $0.5 million for the nine months ended September 30, 2005 as compared to an inconsequential amount in the first nine months of 2004. The increase is directly attributable to the significant increase in our cash balance following the recent debt refinancing.

Interest expense, net of amounts capitalized, was $2.9 million for the nine months ended September 30, 2005 compared to $0.2 million for the first nine months of 2004. The increase is attributable to the significant increase in our long-term debt in connection with the Company’s July 2005 debt refinancing, partially offset by higher capitalized interest. The interest expense, net of capitalized interest, had been inconsequential in periods prior to the fourth quarter of 2004 because the interest expense that is capitalizable (“capitalizable interest”) under GAAP has typically been equal to or greater than the gross interest expense (i.e. interest expense before capitalization of interest expense) in each period. Starting in the fourth quarter of 2004, the gross interest expense exceeded the capitalizable interest by an amount proportionate to the outstanding debt in excess of the Company’s unproved property balance.

“We continue to set new performance records both in our quarter and year-to-date results,” commented S.P. Johnson IV, Carrizo’s President and Chief Executive Officer. “Record revenues and EBITDA are especially impressive considering that two of our largest producers were shut-in for workovers from late April to mid-July, later followed by a number of our wells temporarily shut-in until September 30th for the Katrina and Rita hurricanes. Production should continue to climb in the fourth quarter favorably impacted by the Company-operated Galloway #1 (30% working interest) in Liberty County, Texas, put on line in late September along with several Barnett Shale wells to be put on line by the end of the quarter. Year to date, we have had apparent successes in drilling 14 out of 17 Gulf Coast wells (82%) and all of the 31 Barnett Shale wells. With our recent financings completed, we remain positioned to carry out our onshore Gulf Coast drilling program (2 rigs running, including 1 operated) with higher working interests and to accelerate our horizontal drilling program in the Barnett Shale (3 rigs running, including 2 operated). We now have more than 75,000 net acres in the Barnett Shale play and continue to add high quality acreage near successful wells.”

“We are also pleased to announce that Jack L. Bayless, formerly with Unocal Corporation, has joined our management team as Vice President of Land.”

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, cash flow, reserve growth and shareholder value, the expected timing of drilling of additional wells, climb in production and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2005	2004	2005	2004

Oil and natural gas revenues	$17,574,489	$12,273,980	$49,353,139	$35,106,951

Costs and expenses:
Oil and natural gas operating expenses	1,298,426	1,369,169	4,153,773	3,659,489
Production tax	941,848	757,066	2,915,202	2,189,284
Depreciation, depletion and amortization	4,701,331	3,708,441	14,390,489	10,561,427
General and administrative expenses	1,922,755	1,295,803	6,232,437	5,075,243
Accretion expense related to asset retirement obligations	17,530	8,008	52,591	20,892
Stock based compensation expense	1,915,002	(138,704)	2,945,104	617,280

Total costs and expenses	10,796,892	6,999,783	30,689,596	22,123,615

Operating income	6,777,597	5,274,197	18,663,543	12,983,336

Loss on early debt retirement	(3,721,021)	-	(3,721,021)
Other income and (expenses), net	(484,731)	268,885	(1,280,465)	(313,896)
Interest income	445,093	21,790	520,664	44,717
Interest expense, net of amounts capitalized (A)	(1,803,624)	(95,672)	(2,949,459)	(181,917)

Income before income taxes	1,213,314	5,469,200	11,233,262	12,532,240

Income tax expense	(634,543)	(2,078,796)	(4,475,461)	(4,820,360)

Net income	578,771	3,390,404	6,757,801	7,711,880

Dividends and accretion of discount on preferred stock	-	-	-	(350,720)

Net income available to common shares	$578,771	$3,390,404	$6,757,801	$7,361,160

EBITDA (see table below)	$13,337,949	$9,364,841	$35,759,684	$24,713,697

Basic net income per common share	$0.02	$0.15	$0.29	$0.38

Diluted net income per common share	$0.02	$0.15	$0.28	$0.34

Basic weighted average common shares outstanding	24,198,152	21,909,855	23,302,734	19,255,156

Diluted weighted average common shares outstanding	25,003,002	23,004,082	24,123,244	21,546,329

______________________________
(A) Interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(3,475,072)	$(864,620)	$(6,845,487)	$(2,273,746)
Capitalized interest	1,671,448	768,948	3,896,028	2,091,829

(more)

CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	9/30/05	12/31/04
	(unaudited)
ASSETS:
Cash and cash equivalents	$50,036,912	$5,668,000
Other current assets	27,057,405	15,965,885
Property and equipment, net	278,146,362	205,482,585
Other assets	6,218,479	1,689,447
Investment in Pinnacle Gas Resources, Inc.	4,240,712	5,229,134

TOTAL ASSETS	$365,699,870	$234,035,051

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$45,958,457	$30,682,970
Current maturities of long-term debt	1,555,465	89,653
Long-term notes payable	147,867,540	18,032,002
Long-term subordinated notes payable, net	-	44,852,384
Deferred income taxes	20,513,943	18,112,950
Other liabilities	3,606,214	1,406,567
Equity	146,198,251	120,858,525

TOTAL LIABILITIES AND EQUITY	$365,699,870	$234,035,051

(1)
Income tax expense for the three and nine months ended September 30, 2005 includes a $568,587 and $4,277,589 respectively, provision for deferred income taxes and a $65,956 and $197,872, respectively, provision for currently payable franchise taxes. Income tax expense for the three and nine months ended September 30, 2004 includes a $1,999,624 and $4,651,188, respectively, provision for deferred income taxes and a $79,172 and $169,172 provision for currently payable franchise taxes.

(2)	Long-term subordinated notes payable are presented net of discounts of $1,987,206 as of December 31, 2004.

(3)	Stock based compensation expense is a non-cash charge resulting primarily from the change in the price of the stock underlying employee stock options that were repriced in February 2000.

(4)
In February 2002, the Company consummated the sale of $6.0 million of convertible participating preferred stock and warrants to purchase shares of the Company's common stock. All of the convertible participating preferred stock was converted into 1,318,125 shares of common stock during 2004.

(5)	During the nine and twelve months ended September 30, 2005 and December 31, 2004, 334,210 and 2,928,611 warrants were converted into 304,669 and 2,159,627 shares of common stock, respectively.

(more)

CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
Reconciliation of Net Income to EBITDA	SEPTEMBER 30,		SEPTEMBER 30,
	2005	2004	2005	2004

Net Income	$578,771	$3,390,404	$6,757,801	$7,711,880

Adjustments:
Depreciation, depletion and amortization	4,701,331	3,708,441	14,390,489	10,561,427
Interest expense, net of amounts capitalized and interest income	1,358,531	73,882	2,428,795	137,200
Income tax expense	634,543	2,078,796	4,475,461	4,820,360
Equity in Pinnacle Gas Resources, Inc.	411,220	244,014	988,422	844,658
Stock based compensation expense	1,915,002	(138,704)	2,945,104	617,280
Loss on early debt retirement	3,721,021	-	3,721,021	-
Accretion expense related to asset retirement obligations	17,530	8,008	52,591	20,892

EBITDA, as defined	$13,337,949	$9,364,841	$35,759,684	$24,713,697

EBITDA per basic common share	$0.55	$0.43	$1.53	$1.28

EBITDA per diluted common share	$0.53	$0.41	$1.48	$1.15

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	53,368	72,634	178,478	243,145
Natural gas (Mcf)	1,857,810	1,601,708	5,807,218	4,427,309
Natural gas equivalent (Mcfe)	2,178,018	2,037,512	6,878,086	5,886,179

Average sales prices-

Oil and condensate (per Bbl)	$62.84	$43.57	$55.79	$37.14
Natural gas (per Mcf)	$7.65	$5.69	$6.78	$5.89
Natural gas equivalent (per Mcfe)	$8.07	$6.02	$7.18	$5.96

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